Zion Oil & Gas Newsletter
July 9, 2010
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Dear Shareholder and/or Friend of Zion

Since my last update to you (on June 24, 2010) we have made much progress on the drilling front.  In addition, today, we have made an announcement about management restructuring and an addition to Zion’s Board.

As you can read here, we announced that Kent S. Siegel, a member of Zion’s Board of directors since November 2003, has been appointed as Chief Financial Officer and Senior Vice President. Mr. Siegel replaces Sandra Green, who has resigned from the Company by mutual and amicable agreement.  I thanked Sandy for her many years of dedicated work and wished her well for the future.

In addition, Patti Beals has been appointed Chief Accounting Officer and Ilan Sheena has been appointed Vice President and Managing Director of Zion's offices in Caesarea, Israel.  Also, we are welcoming to the Zion Board, Marc Singer who brings a wealth of business experience to Zion.

The vibroseis trucks go cross-country in Israel.

The vibroseis trucks on the beach by the Mediterranean sea.

The vibroseis trucks in place, on the beach.

Close-up of the vibroseis truck's pad that is lowered from the vehicle to the surface and then vibrated to generate seismic waves.

As you can read below, we have successfully concluded the acquisition of field seismic in both our Asher-Menashe License area and our Issachar-Zebulun Permit area. The raw data that has been collected is now being processed for interpretation, both here in Israel and in Houston, Texas.

I am pleased to report that the data acquired does seem to be of good quality. This was not easy to achieve, as in the Asher-Menashe license area, there are some major roads. One night, we arranged for the police to stop the flow of traffic, so that the traffic 'noise' would not affect the seismic acquisition.

Even with the latest computer technology, the data processing will take a number of weeks to produce results and then the resulting information will need to be carefully built into our geologic computer model by Zion's geologists. (As a Zion director commented: "If it was easy, then anyone could do it...").

As a result, we should be able to have a much better picture of any geologic structures under our exploration areas and therefore make better decisions regarding our future exploration plans.

RIGHTS OFFERING

The current rights offering was originally scheduled to terminate on June 30, 2010. However, as preliminary results indicated that the offering had not been fully subscribed, we decided to extend the offering by approximately two weeks, in order to allow more time for subscriptions to be submitted. The new scheduled termination date for the rights offering is Thursday, July 15, 2010.

Although, to date, we have raised significant amounts from the rights offering, we believe that the uncertain market conditions in the past weeks may have impacted negatively on our rights offering.

We want to move forward with further work without delay, so we would like to secure the maximum funds possible.

Almost certainly there will not be a further extension.  After the termination date of Thursday, July 15, 2010, we plan to close the offering and issue the shares as soon as practicable, most likely within two weeks following the close.

If you want to read the press release regarding the extension of the termination date of Zion's rights offering, please click here.

Christians United for Israel

As previously noted, Zion Oil & Gas will be sponsoring the "Night to Honor Israel" banquet at the Fifth Annual Washington-Israel Summit of Christians United for Israel (CUFI). However, this year, Zion will also be sponsoring CUFI's Ambassadors' Reception.

The Summit will take place in Washington, D.C. during July 20th to 22nd and the banquet will take place on Wednesday evening, July 21, 2010. Pastor John Hagee and Israel's Ambassador to the U.S., Michael Oren, are scheduled to speak at the banquet.

It is expected that John Brown, Zion's Founder and Chairman, will be interviewed by Pastor John Hagee during the Summit and that the interview will be broadcast on the Daystar Television Network during the "Night to Honor Israel". In addition, CUFI will broadcast a video about Zion at the banquet's pre-event, and the banquet's proceedings will be telecast by live-feed over the Daystar Television network. If you want to read the press release, please click here.

With regard to 'Operations', we are now preparing the concrete platform on the new site of the next well, as you can read.

Ma'anit-Joseph #3 Well (M-J #3)

A very important milestone occurred this week when we began site construction for the M-J #3 well.  This milestone follows the significant amount of effort made by our staff during the past months in securing the necessary permits allowing us to proceed with construction of the well site.

Our general contractor for the site construction work is a local Israeli construction company well-known for their major infrastructure development work throughout Israel.  Consistent with best practice, we bid the construction work out to several contractors and made our selection based on the company expected to provide the greatest overall value to Zion.

Site construction work began on July 4 (Independence Day in the USA) and is expected to be completed within one month.  As you can see from the photos below, much activity has already occurred.

In addition to beginning our well site construction, we have almost finalized the selection of vendors who will provide the major services associated with drilling the M-J #3 well.  Finally, we have already begun receiving equipment for the new well from our selected material providers.  Both material and service selection for this well were based on a comprehensive bid process designed to provide Zion with the best possible value.

With the start of well site construction now behind us, our next major milestone is mobilizing the drilling rig from our Ma’anit-Rehoboth #2 well site to the newly constructed M-J#3 well site.  We will begin mobilization of this rig immediately following site construction activities.

All in all, our work progress remains steady and we continue to be on track for an August 2010 spud date for the M-J #3 well.

The Issachar-Zebulun Permit Area

On June 16, 2010, field acquisition of new 2-dimensional seismic in the Jordan River Valley section of our Issachar-Zebulun permit area was successfully concluded.  Approximately 30 km of new seismic data was collected on Zion's behalf by the Geophysical Institute of Israel (GII). This data is now being "processed" by a geophysical consultant in the United States into usable graphic imagery that can then be "interpreted" by our geologists in their investigation for future drilling prospects.  The processing and interpretation of this data is expected to be finalized by October 2010.

Elijah #3 Well

As previously noted, the Elijah #3 well was drilled to a depth of approximately 10,938 feet (3,334 meters) when the drill string became stuck within the Asher Volcanics section of the hole. After recovering a significant portion of the stuck drill pipe, progress in recovering the remainder of the pipe slowed and the decision was made to temporarily suspend drilling operations pending further analysis of the situation.

On June 30, 2010, GII successfully concluded field acquisition of approximately 25 km of new 2-dimensional seismic data within the Elijah #3 project area.  This data will help us to resolve certain questions regarding the geology of the area surrounding this well.

As with the seismic data collected in the Issachar-Zebulun permit area, this data will also need to be processed and subsequently interpreted.  In this case, however, we are not looking for new prospects but instead looking for greater clarity in the geology that underlies our Elijah-3 well.

Processing of the Elijah #3 seismic data is now underway and is being done by both GII and a geophysical consultant in the United States.

Ma'anit-Rehoboth #2 Well (M-R #2)

This well is currently temporarily suspended for possible future use as an offset well to the Ma'anit-Joseph #3 (M-J #3) well which is to be drilled a short distance away.

It is important to note that we are drilling to the deep "Permian" structure in the M-J #3 well; whereas the various intervals tested in the M-R #2 well consisted of shallower and younger age rocks.  As such, and despite the relative proximity of these two wells, the results of the M-R #2 well tests are not correlative to what we expect in the Permian of the M-J #3 well.

"In your good pleasure, make Zion prosper..."

Psalm 51:18

Thank you for your support of Zion, and

Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, geophysical and geological data and interpretation, anticipated attributes of geological strata being drilled, the procurement of needed drilling permits, drilling efforts and locations, the presence or recoverability of hydrocarbons, the sufficiency of cash reserves, ability to raise additional capital, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

NOTICE
Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas will send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466).

Contact Information
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More information about Zion is available at www.zionoil.com or by contacting Michael Williams at Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, TX 75231; telephone 1-214-221-4610; email: dallas@zionoil.com
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